Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of Despegar.com, Corp. of our report dated April 24, 2018 relating to the financial statements, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICE WATERHOUSE & CO. S.R.L.

/s/ Marcelo Daniel Pfaff

Marcelo Daniel Pfaff

Buenos Aires, Argentina

August 16, 2018